Exhibit 3.2
Amendment to Trust Regulations, dated February 14, 2011

Pittsburgh & West Virginia Railroad (the “Company”)

AMENDMENT NO. 1 TO REGULATIONS

THIS AMENDMENT NO. 1 TO REGULATIONS (this “Amendment”), effective February 14, 2011.

WHEREAS, the Trustees of the Company, deeming it desirable and in PW’s best interest to amend the Regulations, hereby duly adopt this Amendment.

NOW THEREFORE, the Regulations are hereby amended as set forth herein below.

1.  Amendments to Article I.

(a)  Amended Section 1.  Section 1 of Article I is hereby amended to read in its entirety as follows:  “The number of trustees shall be shall be as fixed from time to time by the board of trustees, but never less than three.”

(b)  Amended Section 2.  Section 2 of Article I is hereby amended to read in its entirety as follows:  “Each trustee shall hold office until the next annual meeting of shareholders/beneficiaries and until his or her successor shall have been elected and qualified.”

2. Continued Effect.  Other than as amended by this Amendment, the remaining terms and provisions of the Original Declaration remain unchanged and in full force and effect.